                                                                 EXHIBIT 10 (ac)
                                                                 ---------------

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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            HAWAIIAN AIRLINES, INC.

                                      AND

                      AIRLINE INVESTORS PARTNERSHIP, L.P.
                           _________________________
                          Dated as of December 8, 1995







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

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


 1.    DEFINITIONS........................................................   1
 2.    CLOSING............................................................   7
       2.1  Time and Place of the Closing.................................   7
       2.2  Transactions at the Closing...................................   7
 3.    CONDITIONS TO THE CLOSING..........................................   7
       3.1  Conditions Precedent to the Obligations of the Purchaser......   8
            3.1.1  Compliance by the Company..............................   8
            3.1.2  Shareholder Approval...................................   8
            3.1.3  Amendment to Articles and Bylaws.......................   8
            3.1.4  Board of Directors.....................................   8
            3.1.5  Consents...............................................   8
            3.1.6  Hart-Scott-Rodino......................................   8
            3.1.7  Absence of Material Adverse Effect; Existing
                   Litigation.............................................   8
            3.1.8  Registration Rights Agreement..........................   9
            3.1.9  Restructuring Agreements, Stock Option Amendment and
                   Warrant Holder Amendment...............................   9
            3.1.10 Legal Opinions.........................................   9
            3.1.11  Officer's Certificate.................................   9
            3.1.12  Corporate Secretary's Certificate.....................   9
            3.1.13  No Injunction.........................................   9
       3.2  Conditions Precedent to Obligations of the Company............   9
            3.2.1  Compliance by the Purchaser............................  10
            3.2.2  Shareholder Approval...................................  10
            3.2.3  Consents...............................................  10
            3.2.4  Hart-Scott-Rodino......................................  10
            3.2.5  Legal Opinion..........................................  10
            3.2.6  General Partner's Certificate..........................  10
            3.2.7  No Injunction..........................................  10
 4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................  11
       4.1  Corporate Existence and Power.................................  11
       4.2  Power and Authority...........................................  11
       4.3  Affiliate Transactions........................................  11
       4.4  No Contravention, Conflict, Breach, Etc.......................  11
       4.5  Consents                                                        12
       4.6  Capitalization of the Company.................................  12
       4.7  Rights Plan...................................................  13
       4.8  Registration Rights...........................................  13
       4.9  No Subsidiaries...............................................  13
       4.10 SEC Documents.................................................  13

      4.11  Financial Statements.........................................   13
      4.12  No Existing Violation, Default, Etc..........................   14
      4.13  Licenses and Permits.........................................   14
      4.14  Title to Properties..........................................   15
      4.15  Leases.......................................................   15
      4.16  Intellectual Property........................................   15
      4.17  Environmental Matters........................................   16
      4.18  Taxes........................................................   17
      4.19  Litigation...................................................   18
      4.20  Labor Matters................................................   18
      4.21  Employee Benefits............................................   19
      4.22  Contracts....................................................   20
      4.23  Contingent Liabilities.......................................   20
      4.24  No Material Adverse Change...................................   20
      4.25  Finder's Fees................................................   20
      4.26  Investment Company...........................................   20
      4.27  Exemption from Registration; Restrictions on Offer
            and Sale of Same or Similar Securities.......................   21
      4.28  Full Disclosure..............................................   21
 5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................   21
      5.1  Partnership Existence and Power...............................   21
      5.2  Power and Authority...........................................   21
      5.3  No Contravention, Conflict, Breach, Etc.......................   21
      5.4  Consents......................................................   22
      5.5  Acquisition for Own Account...................................   22
      5.6  Ownership of Common Stock.....................................   22
      5.7  Hart-Scott-Rodino Filing......................................   22
      5.8  Available Funds...............................................   22
 6.   COVENANTS OF THE PARTIES...........................................   22
      6.1  Shareholder Meeting; Proxy Material; Articles and
           Bylaws Amendments.............................................   22
      6.2  Pre-Closing Activities........................................   23
      6.3  Hart-Scott-Rodino.............................................   24
      6.4  Access and Confidentiality....................................   24
      6.5  Publicity.....................................................   25
      6.6  Acquisition Proposals.........................................   25
      6.7  Certificates for Shares To Bear Legends.......................   25
      6.8  Use of Proceeds...............................................   26
      6.9  Rights Offering...............................................   26
      6.10 Purchaser Vote................................................   26
7.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..............   26
8.    INDEMNIFICATION....................................................   27
      8.1  Indemnification by the Company................................   27

      8.2  Notification..................................................   27
      8.3  Registration Rights Agreement.................................   28
 9.   TERMINATION........................................................   28
      9.1  Termination...................................................   28
      9.2  Fees and Expenses.............................................   29
      9.3  Effect of Termination.........................................   31
10.   MISCELLANEOUS......................................................   31
      10.1  Performance; Waiver..........................................   31
      10.2  Successors and Assigns.......................................   31
      10.3  Notices......................................................   32
      10.4  Governing Law................................................   32
      10.5  Severability.................................................   33
      10.6  Headings; Interpretation.....................................   33
      10.7  Entire Agreement.............................................   33
      10.8  No Third Party Rights........................................   33
      10.9  Counterparts.................................................   33

                                    EXHIBITS

      A.    Form of Amendment to the By-Laws of the Company
      B-1.  Form of Legal Opinion of Gibson, Dunn & Crutcher
      B-2.  Form of Legal Opinion of Rae A. Capps, General Counsel of the
            Company
      C.    Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
      D. The terms and conditions set forth in that certain letter dated December 8, 1995
      E.    Letter relating to Lender participation
      F.    Term sheets with unions
      G.    Form of Registration Rights Agreement
      H.    Rights Plan Amendment
      I.    Stock Option Amendment
      J.    Confidentiality Agreement
      K.    Warrant Holder Waiver
      L.    Articles Amendment

                           STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of December 8, 1995, between Hawaiian Airlines, Inc., a Hawaiian corporation (the "Company"), and Airline Investors Partnership, L.P., a Delaware limited partnership (the "Purchaser").

          WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase, an aggregate of 18,181,818 shares of Class A common stock, par value $.01 per share, of the Company (the "Class A Common Stock"), at a purchase price equal to $1.10 per Share (the "Purchase Price Per Share") (or $20,000,000 in the aggregate) and 1 share of special preferred stock, par value $1.10 per share, of the Company (the "Special Preferred Stock"), at a purchase price equal to the Purchase Price Per Share upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Company and the Purchaser agree as follows:

          1.  DEFINITIONS.

               The terms defined in this Section 1 shall have the following meanings for all purposes of this Agreement:

          "AA" means American Airlines Inc.

          "Acquisition Proposal" means any proposal or offer to the Company or shareholders of the Company with respect to a merger, consolidation, tender offer (including a self tender offer), exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company, any purchase of, or option to purchase, any equity securities (or securities convertible into equity securities) of the Company or any purchase of, or option to purchase, any of the assets of the Company (other than (i) sales of any assets of the Company and/or sales of any Voting Securities or preferred stock or securities convertible into Voting Securities or preferred stock by the Company in one or a series of transactions (whether related or unrelated) for aggregate consideration (taking into account all such sales of assets and/or securities) of less than $10,000,000 and (ii) grants and exercises of options under the Stock Option Plan).

          "Act" means the Securities Act of 1933, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time. References to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such superseding Federal statute.

          An "Affiliate" of, or a person "affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. No owner of a limited partnership interest of the Purchaser shall be deemed an affiliate of, or a Person "affiliated" with, the Purchaser solely by reason of such ownership.

          "Aircraft Equipment" has the meaning set forth in Section 4.15.

          "Aircraft Equipment Leases" has the meaning set forth in Section 4.15.

          "Aircraft Equipment Services Agreements" has the meaning set forth in
Section 4.15.

          "Annual Report" means the Company's Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein).

          "Articles" means the Amended Articles of Incorporation of the Company, as in effect on the date hereof.

          "Articles Amendment" means the proposed amendment to the Articles in the form of Exhibit L hereto.

          "Benefit Plans" has the meaning set forth in Section 4.21.

          "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

          "Bylaws" means the Amended Bylaws of the Company, as amended through the date hereof.

          "Bylaws Amendment" means the proposed amendment to the Bylaws substantially in the form of Exhibit A hereto, with such changes thereto as shall be agreed upon by the parties, including changes required by the Restructuring Agreements with the Unions.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended.
                                              -- ----

          "Change of Control" means the acquisition by any Person or 13D Group (other than the Purchaser and its Affiliates or any transferee thereof) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Voting Securities representing 35% or more of the outstanding Voting Securities.

          "Class A Common Stock" has the meaning set forth in the first recital of this Agreement.

          "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company.

          "Closing" has the meaning set forth in Section 2.1.

          "Closing Date" has the meaning set forth in Section 2.1.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" is the collective reference to the Class A Common Stock and the Class B Common Stock.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Contaminant" means any toxic waste, pollutant, contaminants, hazardous substance, toxic substance, Hazardous Waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any hazardous constituent of any such substance or waste, or any other substance defined by, or regulated under, any Environmental Law.

          "Disclosure Letter" has the meaning set forth in Article 4.

          "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

          "Disinterested Shareholder" means, with respect to any transaction or series of related transactions, a holder of Common Stock who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions, other than its pro rata interest as a shareholder of the Company.

          "Encumbrance" means any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or other encumbrance of any kind.

          "Environment" shall have the meaning set forth in CERCLA at 42 U.S.C.
(S) 9601(8).

          "Environmental, Health and Safety Permit" means any authorization, permit, license or similar requirement, necessary for the lawful operation of the Company or its Subsidiaries under or pursuant to Environmental Laws and/or Worker Health and Safety Laws.

          "Environmental Laws" means all Laws and Orders, in effect as of the Closing Date, that relate to pollution or protection of the Environment, or the emission, discharge, release or threatened release of pollutants, contaminants, toxic or hazardous substances or wastes into the environment, including, without imitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the
     -- ----                                                       -- ----
Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., the Clean Air
                                                        -- ----
Act, 42 U.S.C. (S) 7401 et seq., the Federal Insecticide, Fungicide and
                        -- ----
Rodenticide Act, 7 U.S.C. (S) 121 et seq., the Asbestos Hazard Emergency
                                  -- ----
Response Act, 15 U.S.C. (S) 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.
                                 -- ----
(S) 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq., and
         -- ----                                                    -- ----
the analogous state acts.

          "ERISA" has the meaning set forth in Section 4.21.

          "Evaluation Material" means all information and documents, whether in written or oral form, which the Company furnishes or otherwise discloses to the Purchaser or any of the Representatives pursuant to Section 6.4 or which the Company has previously furnished to the Purchaser or any of the Representatives pursuant to the Letter Agreement dated November 6, 1995 between the Company and Airline Investors Partnership, together with all analyses, compilations, studies or other documents, records or data prepared by the Purchaser or any of the Representatives which contain or otherwise reflect or are generated from such information and documents; provided, that the term "Evaluation Material" does
                           --------
not include any information which (i) at the time of disclosure is or becomes generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Purchaser or any of the Representatives) or (ii) was available to the Purchaser on a non-confidential basis from a source other than the Company, that to the knowledge of the Purchaser is not and was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Purchaser on a non-confidential basis by a contractual, legal or fiduciary obligation.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such superseding Federal statute.

          "Existing Indebtedness" means the indebtedness of the Company for money borrowed existing on the date hereof.

          "Governmental Authority" means the government of any nation or state, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Hazardous Waste" shall have the meaning set forth in the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, at 42 U.S.C. (S) 6903(5).

          "Intellectual Property" has the meaning set forth in Section 4.16(A).

          "Investment Proposal" has the meaning set forth in Section 6.1.

          "IP Licenses" has the meaning set forth in Section 4.16(B).

          "Knowledge of the Company" means the knowledge of the senior executives of the Company after due inquiry.

          "Law" means any law, treaty, rule or regulation of a Governmental Authority or legally binding judgment, order, writ, injunction or determination of an arbitrator or a court or other Governmental Authority.

          "Lenders" means CIT Group Credit Finance, Inc., GPA Group PLC and Kawasaki Enterprise Inc.

          "Liabilities" has the meaning set forth in Section 8.1.

          "Licenses" means any certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities.

          "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company.

          "1994 Audited Financial Statements" has the meaning set forth in
Section 4.11.

          "Non-Purchaser Director" means any person nominated for election to the Board of Directors or serving as a member of the Board of Directors who has been nominated in accordance with Section 3.02 of the Bylaws, or elected to fill a vacancy or newly created directorship in accordance with Section 3.12 of the Bylaws, as amended by the Bylaws Amendment.

          "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "Proxy Statement" means the proxy statement of the Company on Schedule 14A to be filed with the SEC in connection with the Shareholder Meeting, as amended or supplemented (including all exhibits and schedules thereto and documents incorporated by reference therein).

          "Purchase Price Per Share" has the meaning set forth in the first recital of this Agreement.

          "Purchaser" has the meaning set forth in the preamble to this Agreement.

          "Purchaser General Partner" means AIP General Partner, Inc. (or any other Person that is the general partner of the Purchaser).

          "Purchaser Director" means any person designated for election to the Board of Directors or serving as a member of the Board of Directors who has been designated by the Purchaser in accordance with this Agreement or designated in accordance with Section 3.02 of the Bylaws, or elected to fill a vacancy or newly created directorship in accordance with Section 3.12 of the Bylaws, of the Bylaws, as amended by the Bylaws Amendment.

          "Quarterly Reports" means the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 each as filed with the SEC.

          "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Purchaser, substantially in the form of Exhibit G hereto, with such changes thereto as shall be agreed upon by the parties, including changes that may be required to conform such agreement to other registration rights agreements of the Company.

          "Release" shall have the meaning set forth in CERCLA at 42 U.S.C. (S) 9601(22).

          "Remedial Action" shall have, collectively, the meaning of Remedial Action set forth in CERCLA at 42 U.S.C. (S) 9601(24) and the meaning of Removal Action set forth in CERCLA at 42 U.S.C. (S) 9601(23).

          "Representatives" shall mean the partners of the Purchaser and the employees, counsel, accountants and other authorized representatives of the Purchaser or any of their respective Affiliates.

          "Restructuring Agreements" means the Agreements between the Company and each of AA, the Lenders and the Unions, each in form and substance reasonably satisfactory to the Purchaser consistent with the terms thereof set forth in Exhibits D, E, and F, respectively, and containing such waivers of the provisions of any existing agreements with such parties as shall be necessary in the reasonable judgment of the Purchaser to permit the consummation of the transactions contemplated hereby.

          "Rights" has the meaning set forth in Section 6.9.

          "Rights Offering" has the meaning set forth in Section 6.9.

          "Rights Plan" means that certain agreement, dated as of December 23, 1994, by and between the Company and Chemical Trust Company of California, as amended by Amendment No. 1 thereto dated as of December 23, 1994.

          "Rights Plan Amendment" means the amendment of the Rights Plan substantially in the form of Exhibit H hereto.

          "Scheduled Closing Date" has the meaning set forth in Section 2.1.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" means the Annual Report and all documents (including the Annual Report) filed by the Company with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) since January 1, 1994 and prior to the date hereof, but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

          "Shareholder Meeting" has the meaning set forth in Section 6.1.

          "Shares" means the collective reference to the 18,181,818 shares of Class A Common Stock and the 1 share of Special Preferred Stock to be purchased by the Purchaser pursuant to this Agreement.

          "Special Preferred Stock" has the meaning set forth in the first recital of this Agreement.

          "Stock Option Amendment" means the amendment to the Company's Stock Option Plan substantially in the form of Exhibit I hereto.

          "Stock Option Plan" means the Company's 1994 Stock Option Plan, as amended through the date hereof.

          "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, joint venture, association, limited liability company or partnership, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which 50% or more of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such Person.

          "Successor Transaction" means, with respect to any transaction contemplated by an Acquisition Proposal, an alternative transaction that is agreed to, or accepted by, the Company or that is proposed or publicly announced by any Person, in each case, prior to the termination of an agreement or negotiations relating to the transaction contemplated by the Acquisition Proposal or another alternative transaction to such transaction.

          "Tax" or "Taxes" has the meaning set forth in Section 4.18.

          "13D Group" means any partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act).

          "Transaction Expenses" means, with respect to the Purchaser and its Affiliates, the expenses of such Person or Persons (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing fees incurred in connection with such transactions; provided, that Transaction Expenses shall
                                      --------
not include any fees or expenses payable to investment bankers.

          "Unaffiliated Director" means (i) a Non-Purchaser Director who is not an officer or employee of the Company or (ii) a Purchaser Director who is not an officer or employee of the Company, who is not a partner of the Purchaser, who is not an Affiliate of the Purchaser or any of its partners, who is not a director, officer or employee of the Purchaser, any of its partners or any of its or their Affiliates, and who has no material business relationship with the Purchaser or any of its partners or its or their Affiliates.

          "Unions" means the collective reference to the International Association of Machinists and Aerospace Workers (AFL-CIO), the Air Line Pilots Association International, the Association of Flight Attendants, and the Transport Workers Union of America.

          "Voting Securities" means any securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities.

          "Warrant Holder Waiver" means the waiver by the holders of the Company's outstanding warrants of, among other things, the antidilution protections provided for in the warrants to the extent such provisions may be triggered by the Rights Offering or the issuance to AA of warrants as contemplated by the Restructuring Agreements with AA, such waiver to be in the form attached as Exhibit K hereto.

          "Worker Health and Safety Laws" means all Laws, orders, rules and regulations relating to employee health and safety, or health and safety in the workplace including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq. and any analogous state or local laws.
                  -- ----

          2.  CLOSING.

          2.1  Time and Place of the Closing.  Subject to the terms and
               -----------------------------
conditions of this Agreement, the closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 A.M., New York time, on a date to be mutually agreed upon by the parties, which date shall be no later than the first business day after the satisfaction or waiver of all conditions set forth in Section 3 (such date, the "scheduled Closing Date"). The "Closing Date" shall be the date the Closing occurs.

          2.2  Transactions at the Closing.  At the Closing, subject to the
               ---------------------------
terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, the Shares at the Purchase Price Per Share. At the Closing, the Company shall deliver to the Purchaser certificates representing the Shares, each registered in the name of the Purchaser or its nominees, against payment of the Purchase Price Per Share with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company.

          3.  CONDITIONS TO THE CLOSING.

          3.1  Conditions Precedent to the Obligations of the Purchaser.  The
               --------------------------------------------------------
obligations of the Purchaser to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Purchaser at or prior to the Closing):

          3.1.1  Compliance by the Company.  All of the terms, covenants and
                 -------------------------
conditions of this Agreement to be complied with and performed by the Company at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time, which shall be true and correct only as of such time.

          3.1.2  Shareholder Approval.  The sale of the Shares to the Purchaser
                 --------------------
pursuant to this Agreement shall have been duly approved by the holders of the Common Stock at the Shareholder Meeting.

          3.1.3  Amendment to Articles and Bylaws. The Board of Directors shall
                 --------------------------------
have duly approved the Articles Amendment and the Bylaws Amendment and the Bylaws Amendment shall be in full force and effect.

          3.1.4  Board of Directors.   The holders of the Common Stock shall
                 ------------------
have duly elected a new Board of Directors at the Shareholder Meeting, which shall take office effective upon the Closing and shall consist of eleven members, (A) six of whom shall be designated by the Purchaser in writing to the Company prior to the mailing of the definitive Proxy Statement to the holders of the Common Stock and (B) five of whom shall be selected by the existing Board of Directors.

          3.1.5  Consents.  All consents, approvals, authorizations, orders,
                 --------
registrations, filings and qualifications of or with any (A) Governmental Authority including, without limitation, the Department of Transportation, the Federal Aviation Administration and the Federal Communications Commission, (B) stock exchange on which the securities of the Company are traded and (C) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Company or any of its Subsidiaries for the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement (except for such approvals and filings as may be required under the Act and State securities laws in connection with the performance by the Company of its obligations under the Registration Rights Agreement), shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

          3.1.6  Hart-Scott-Rodino.  The waiting period under the Hart-Scott-
                 -----------------
Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

          3.1.7  Absence of Material Adverse Effect; Existing Litigation.  No
                 -------------------------------------------------------
event or events shall have occurred after September 30, 1995 that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. In the event that any action is taken in connection with the case of Brokerage Maui, Limited v.
                                               --------------------------
Hawaiian Airlines, Inc. on or after the date hereof and prior to the Closing
- -----------------------
Date, the Purchaser shall have reasonably determined that such litigation could not have a Material Adverse Effect.

          3.1.8  Registration Rights Agreement. The Company shall have executed
                 -----------------------------
and delivered to the Purchaser a Registration Rights Agreement.

          3.1.9  Restructuring Agreements, Stock Option Amendment and Warrant
                 ------------------------------------------------------------
Holder Amendment.  The Restructuring Agreements in the form to be executed and
- ----------------
delivered at the Closing shall have been delivered to the Purchaser on or prior to January 15, 1996. As of the Closing Date, the Restructuring Agreements shall have been executed and delivered by the Company and the other parties thereto and shall be in full force and effect and all conditions precedent contained therein shall have been complied with or waived. The Stock Option Amendment shall have been executed and delivered by the Company and the other parties thereto and shall be in full force and effect. The holders of the Company's outstanding warrants shall have executed and delivered the Warrant Holder Waiver and the Warrant Holder Waiver shall be in full force and effect as of the Closing Date.

          3.1.10  Legal Opinions.  The Company shall have furnished to the
                  --------------
Purchaser on the Closing Date the opinions of (i) Gibson, Dunn & Crutcher, special counsel for the Company, dated the Closing Date, substantially in the form of Exhibit B-1 hereto and (ii) Rae A. Capps, Vice President, General Counsel and Corporate Secretary of the Company, dated the Closing Date, substantially in the form of Exhibit B-2 hereto.

          3.1.11  Officer's Certificate.  The Purchaser shall have received a
                  ---------------------
certificate, dated the Closing Date and signed by the Chairman of the Board of Directors or the President of the Company, certifying that the conditions set forth in this Section 3.1 have been satisfied on and as of such date.

          3.1.12  Corporate Secretary's Certificate.  The Purchaser shall have
                  ---------------------------------
received a certificate, dated the Closing Date and signed by the Corporate Secretary of the Company, certifying the truth and correctness of attached copies of the Articles (including amendments thereto), the Bylaws (including amendments thereto), and resolutions of the Board of Directors and the holders of the Common Stock approving the sale of the Shares to the Purchaser and the other transactions contemplated hereby.

          3.1.13  No Injunction.  There shall be no judgment, injunction, order
                  -------------
or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing and there shall be no pending or threatened action, suit or proceeding seeking such a judgment, injunction, order or decree; provided, that in the case
                                                      --------
of such a threatened action, suit or proceeding, the Purchaser shall have reasonably determined that it is likely that such action, suit or proceeding will be instituted.

          3.2  Conditions Precedent to Obligations of the Company.  The
               --------------------------------------------------
obligations of the Company to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Company at or prior to the Closing):

          3.2.1  Compliance by the Purchaser.  All of the terms, covenants and
                 ---------------------------
conditions of this Agreement to be complied with and performed by the Purchaser at or prior to the Closing, shall have been complied with and performed by the Purchaser in all material respects and the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

          3.2.2  Shareholder Approval.  The sale of the Shares to the Purchaser
                 --------------------
shall have been duly approved by the holders of the Common Stock at the Shareholder Meeting.

          3.2.3  Consents.  All consents, approvals, authorizations, orders,
                 --------
registrations, filings and qualifications of or with any (A) Governmental Authority, including, without limitation, the Department of Transportation, the Federal Aviation Administration and the Federal Communications Commission, and
(B) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Purchaser for the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement (except for such approvals and filings as may be required under the Act and state securities laws in connection with the performance by the Company of its obligations under the Registration Rights Agreement), shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

          3.2.4  Hart-Scott-Rodino.  The waiting period under the Hart-Scott-
                 -----------------
Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

          3.2.5  Legal Opinion.  The Purchaser shall have furnished to the
                 -------------
Company on the Closing Date the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel for the Purchaser, dated the Closing Date, substantially in the form of Exhibit C hereto.

          3.2.6  General Partner's Certificate. The Company shall have received
                 -----------------------------
a certificate, dated the Closing Date and signed by the general partner of the Purchaser, certifying that the conditions set forth in this Section 3.2 have been satisfied on and as of such date.

          3.2.7  No Injunction.  There shall be no judgment, injunction, order
                 -------------
or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing and there shall be no pending or threatened action, suit or proceeding seeking such judgment, injunction, order or decree; provided, that in the case
                                                    --------
of any such threatened action, suit or proceeding, the Company shall have reasonably determined that it is likely that such action, suit or proceeding will be instituted.

          4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company hereby represents and warrants to the Purchaser that, except as disclosed in the SEC Documents or in writing by the Company to the Purchaser in a letter specifically with respect to this Article 4 (the "Disclosure Letter") delivered to the Purchaser on or prior to the date hereof:

          4.1  Corporate Existence and Power.
               -----------------------------

          (A) The Company is a corporation duly organized under the territory of Hawaii and is validly existing and in good standing under the laws of the State of Hawaii. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect.

          (B) True and complete copies of the Articles and the Bylaws as in effect on the date hereof have been provided by the Company to the Purchaser. The minute books of the Company contain in all material respects true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders of the Company.

          4.2  Power and Authority.  The Company has the full corporate power
               -------------------
and authority to execute and deliver this Agreement and the Registration Rights Agreement and, subject to approval by the shareholders at the Shareholder Meeting, to perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (other than the actions described in Sections
3.1.2 and 3.1.4, the filing of the Articles Amendment with the Hawaiian Department of Commerce and Consumer Affairs and filings and other actions in connection with the performance by the Company of its obligations under the Registration Rights Agreement) is necessary to authorize the execution, delivery and performance by the Company of such agreements or the consummation by the Company of the transactions contemplated hereby. Subject to shareholder approval, the Board of Directors shall have duly adopted the Articles Amendment. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          4.3  Affiliate Transactions.  The Company has not entered into any
               ----------------------
material transaction or material series of transactions with any shareholder, director, officer, employee or Affiliate of the Company.

          4.4  No Contravention, Conflict, Breach, Etc. The execution, delivery
               ----------------------------------------
and performance of each of this Agreement and the Registration Rights Agreement by the

Company and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or cause the Company to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (A) the Articles, the Bylaws or other organizational document of the Company, (B) any material Law of any Governmental Authority having jurisdiction over the Company or any of its assets, properties or operations or (C) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, permit, license or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the assets, properties or operations of the Company is subject.

          4.5  Consents.  No consent, approval, authorization, order,
               --------
registration, filing or qualification of or with any (A) Governmental Authority,
(B) stock exchange on which the securities of the Company are traded or (C) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company for the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby, except the actions described in Sections 3.1.2 and 3.1.4 and such approvals and filings as may be required under the Act and state securities laws in connection with the performance by the Company of its obligations under the Registration Rights Agreement and except consents which are not material to the business or operations of the Company.

          4.6  Capitalization of the Company.  As of the date hereof, the
               -----------------------------
authorized capital stock of the Company consists of: (A) 43,050,000 shares of Common Stock of which 40,000,000 shares are Class A Common Stock and 3,050,000 shares are Class B Common Stock and of which 6,619,769 shares of Class A Common Stock and 1,894,955 shares of Class B Common Stock are outstanding and (B) 2,000,000 shares of Preferred Stock, of which 20,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share and of which none is outstanding. Except as contemplated by the Restructuring Agreements with the Unions, no other class of capital stock of the Company is, or at the Closing will be, authorized or issued. From the date hereof until the Closing, except for the issuance of the Shares and the exercise of any options or warrants described in the Disclosure Letter, the Company will not issue any shares of its capital stock. All outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. At the Closing, all of the Shares will be duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The shareholders of the Company have no preemptive or similar rights with respect to the Shares or other securities of the Company. There are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company,
(ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue such capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

          4.7  Rights Plan.  The Rights Plan Amendment has been duly adopted by
               -----------
the Board of Directors of the Company and has been duly executed and delivered by the Company and the Rights Agent (as defined in the Rights Plan) prior to the execution and delivery of this Agreement. The amendments to the Rights Plan intended to be effected by the Rights Plan Amendment are permitted to be made by the Company pursuant to Section 27(a) of the Rights Plan without the consent of any holder of Rights (as defined in the Rights Plan). The Purchaser has not and will not become a 10% Shareholder (as defined in the Rights Plan, as amended by the Rights Plan Amendment) solely as a result of the execution and delivery of this Agreement or the acquisition by the Purchaser of the Shares and the transactions contemplated hereby do not constitute a triggering event under the Rights Plan.

          4.8  Registration Rights.  The Company has not previously entered into
               -------------------
any agreement granting any registration rights to any Person, whether consistent or inconsistent with the rights to be granted to the Purchaser in the Registration Rights Agreement.

          4.9  No Subsidiaries.  The Company has no Subsidiaries.  The Company
               ---------------
holds no equity, partnership, joint venture or other similar interest in any Person.

          4.10 SEC Documents.
               -------------

          (A) The Company has delivered true and complete copies of all SEC Documents to the Purchaser.

          (B) As of its filing date, each SEC Document filed, and each SEC Document that will be filed by the Company prior to the Closing Date, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Exchange Act (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (C) At the time the Proxy Statement is first mailed to the shareholders of the Company, and at the time such shareholders vote on approval of the transactions contemplated hereby, the Proxy Statement, as then amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) any statement or omissions included in the Proxy Statement based upon information furnished in writing to the Company by the Purchaser specifically for use therein or (ii) any portion thereof which is not deemed to be filed under applicable SEC rules and regulations.

          4.11  Financial Statements.  The audited consolidated financial
                --------------------
statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles and except as noted in the SEC Documents, consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders' equity of the Company at the dates and for the periods presented. The Company previously delivered true and complete copies of the audited consolidated financial statements and related schedules and notes of the Company as of December 31, 1994 and December 31, 1993 and for each of the three years in the period ended December 31, 1994 (the "1994 Audited Financial Statements"). The 1994 Audited Financial Statements comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders' equity of the Company at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents fairly present in all material respects the financial condition, results of operations and cash flows of the Company at the dates and for the periods to which they relate, subject to year-end adjustments (consisting only of normal recurring accruals), and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

          4.12  No Existing Violation, Default, Etc. The Company is not (A) in
                ------------------------------------
violation of any provision of the Articles, Bylaws or other organizational documents or (B) in violation of any applicable Law, stock exchange rule or regulation, which violation has had or would reasonably be expected to have a Material Adverse Effect. No breach, event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, which breach, event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, without giving effect to any waiver previously granted, (i) no event of default, (ii) no event that, but for the giving of notice or the lapse of time or both, would constitute an event of default and (iii) no event that would require the Company to prepay, redeem, repurchase or offer to repurchase any of its indebtedness exists under the Existing Indebtedness.

          4.13  Licenses and Permits.  The Company has such Licenses as are
                --------------------
necessary to own, lease or operate its properties and to conduct its businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such Licenses that the failure to have or to be in full force and effect individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has not received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke or limit any such License the effect of which would reasonably be expected to have a Material Adverse Effect. The Company is in compliance with its obligations under such Licenses, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such

Licenses, except such events as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

          4.14  Title to Properties.  The Company has sufficient title to all
                -------------------
material properties (real and personal) owned by the Company that are necessary for the conduct of the business of the Company as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business, and all properties held under lease by the Company are held under valid, subsisting and enforceable leases except for such leases the loss of which would not reasonably be expected to have a Material Adverse Effect.

          4.15  Leases.  Supplementing Sections 4.14 and 4.22, the Disclosure
                ------
Letter includes a true, complete and correct list of (a) all lease agreements covering all aircraft and aircraft engines (the "Aircraft Equipment"), used or held by the Company in connection with the operation of its business (the "Aircraft Equipment Leases") and (b) all material service agreements pursuant to which any Person provides any services in connection with the maintenance of the Aircraft Equipment (the "Aircraft Equipment Services Agreements"). True and complete copies of all such Aircraft Equipment Leases and Aircraft Equipment Services Agreements have been delivered by the Company to the Purchaser. All such Aircraft Equipment Leases and Aircraft Equipment Services Agreements are in full force and effect and the Company is not in breach of or in default under any such agreement and, to the Knowledge of the Company, no other party to any such agreement is in material breach of or in material default under any such agreement.

          4.16  Intellectual Property.
                ---------------------

          (A) The Company owns or is licensed to use all (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor and (ii) trade secrets, know-how, computer software programs and proprietary information, in each case, that have been utilized since September 30, 1995 in the conduct of the business of the Company as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business ("Intellectual Property").

          (B) The Disclosure Letter lists (i) all Intellectual Property described in Section 4.16(A)(i) owned by the Company, specifying as to each item, as applicable: (a) the category of Intellectual Property, (b) the owner of the item; (c) the jurisdictions in which the item is recognized or registered, or in which any application for registration has been filed, including the registration or application number; (d) the issue date and expiration date of the item, and (e) with respect to any trademarks or service marks, the type of goods or services on which such mark is or is intended to be used; and (ii) all material licenses, sublicenses and other agreements ("IP Licenses") under which the Company is either a licensor or licensee of any Intellectual Property. True and complete copies of all material documents evidencing Intellectual Property as in effect on the date hereof have been delivered by the Company to the Purchaser.

          (C) The Company is not in breach of or default under, and to the Knowledge of the Company, no other party is in material breach of or material default under, any IP License. Each IP License is now, and immediately following the consummation of the transactions herein contemplated will be, valid and in full force and effect.

          (D) No litigation is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability or ownership of, or right to use or license, any Intellectual Property, nor does the Company have Knowledge of any valid grounds for any such claim.

          (E) No item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree or agreement restricting the use thereof by the Company except for agreements made in the ordinary course of business of the Company. The Company has not agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company except in the ordinary course of business.

          (F) To the Knowledge of the Company, the Company has not infringed upon or otherwise violated the intellectual property rights of third parties which would reasonably be expected to have a Material Adverse Effect. The Company has not received any written complaint or notice alleging any such infringement or other violation.

          (G) To the Company's Knowledge, no third party is infringing upon or otherwise violating the Intellectual Property rights of the Company, which infringement or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (H) All material patents and registered trademarks and copyrights held by the Company are valid and subsisting. The Company has taken all necessary action to maintain and protect the Intellectual Property that it owns or uses other than such actions taken in the ordinary course of business of the Company that would not reasonably be expected to have a material adverse effect on any of the Intellectual Property.

          (I) To the Knowledge of the Company, all material trade secrets of the Company are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which the Company operates.

      4.17  Environmental Matters.  To the Knowledge of the Company:
            ---------------------

          (A) The Company and its operations and properties are and have been in compliance with all applicable Environmental Laws except for such failures which, individually and in the aggregate, have not had, and would not reasonably be expected to result in a Loss to the Company in excess of $50,000.

          (B) The Company has obtained all Environmental, Health and Safety Permits necessary for its operation, and all such permits are in effect, no appeal is pending therefrom, nor is any action to revoke the same pending, and the Company is in material compliance with all terms and conditions of such permits;

          (C) With respect to facilities currently or formerly owned or operated by the Company, the Company (and any of its former Subsidiaries or Affiliates) is not subject to any outstanding written notice, demand, suit, investigation, or order from or agreement with any Governmental Authority or other Person in respect to which the Company (a) may be required to take any Remedial Action which is likely, either indirectly or in the aggregate with other Remedial Actions, to result in Losses to the Company in excess of $50,000 or (b) may incur any Loss arising from the Release or threatened Release of a Contaminant into the environment that could result in Losses to the Company in excess of $50,000.

          (D) The Company has not filed any notice required under any Environmental Law indicating past or present treatment, storage for in excess of 90 days or disposal of a Hazardous Waste on any property currently or formerly owned or operated by the Company.

          (E) The Company has not filed any written notice under any applicable Environmental Law reporting a Release of a Contaminant into the environment arising out of the current or former operations of the Company.

          (F) There is not now at, on or in the real property or any portion thereof or any other property of the Company:

      (1) any treatment, recycling, storage in excess of 90 days or disposal of any Hazardous Waste requiring a permit under the Resource Conservation and Recovery Act;

      (2) any underground storage tank, dump, surface impoundment, or uncontained waste disposal area, and

      (3) any visible sign of any material Releases of a Contaminant, at, upon, under, or within the properties currently or formerly owned or operated by the Company.

               4.18  Taxes.  (a)  The Company has timely filed or caused to be
                     -----
     filed, or will timely file, or has properly filed extensions for, all material Tax returns that are required to be filed on or before the Closing Date and all such returns are true, correct and complete. The Company has timely paid or caused to be paid or will timely pay on or before the Closing Date all material Taxes as shown on said returns and on all material assessments received by it to the extent that such Taxes have become due, except Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been established. The Company has timely paid or caused to be paid, or will timely pay, or have established reserves that the Company reasonably believes to be adequate in all material respects for, all Tax liabilities applicable to the Company for all fiscal years or portions thereof ending on or before the Closing Date that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States Federal income tax returns of the Company have been examined and closed through the fiscal year ended December 28, 1991. For purposes of this
     Section 4.18, "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses incurred in connection with contesting any proposed adjustments related to any of the foregoing.

          (b) The Company has, on or prior to September 15, 1995, properly elected pursuant to Section 382(1)(6) of the Code, to be subject to the annual limitation rules with respect to net operating loss carryforwards set forth in such Section.

          (c) The Company is not a party to any extension or waiver that is currently in effect of the statute of limitations in respect of the assessment or collection of any material Tax due or in respect of any adjustment to any material Tax return.

          (d) The Company has not filed a consent under Section 341(f) of the Code.

          (e) The Company is not a party to any Tax allocation or Tax sharing agreement or has any liability for the Taxes of any person (i) under Treasury Regulation (S) 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (f) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and have timely collected or withheld and paid over (and up to the Closing Date will have timely collected or withheld and paid over) to the proper Governmental Authority all amounts required to be so collected or withheld and paid over for all periods or portions thereof though the Closing Date under all applicable laws.

      4.19  Litigation.  There are no pending actions, suits, proceedings,
            ----------
arbitrations or investigations against or affecting the Company or any of its properties, assets or operations, or with respect to which the Company is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents or that, if successful, could singly, or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, a Material Adverse Effect and, to the Knowledge of the Company, no such actions, suits, proceedings or investigations are threatened.

      4.20  Labor Matters.  The Company currently does not have or at any
            -------------
time during the past two years has not had nor, to the Knowledge of the Company, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown or any other similar occurrence that has or may have a Material Adverse Effect. The Company has complied in all material respects with all applicable laws (including, without limitation, the Railway Labor Act, as amended), rules and regulations, as relates to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes, and the Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the employees of the Company (the "Employees") and the Company is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. There are no material controversies pending or to the Knowledge of the Company, threatened between the Company and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees. Except for the Unions, no union or other collective bargaining unit is certified or recognized by the Company as representing any of the Employees and, except as set forth in the Disclosure Letter, to the Knowledge of the Company, there has not been any attempt by any union to organize or represent the Employees within the last two years. Except as set forth in the Disclosure Letter, no approval of any union or other collective bargaining unit is required in connection with the execution, delivery or performance of this Agreement, or any other agreement contemplated hereby.

          4.21  Employee Benefits.  (A)  Except for the plans set forth in the
                -----------------
Disclosure Letter (the "Benefit Plans"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")), under which the Company has or in the future could have directly, or indirectly through a Commonly Con trolled Entity (within the meaning of Code Sections 414(b), (c), (m) and (o)), any liability with respect to any current or former employee of the Company or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)).

          (B) With respect to each Benefit Plan: to the extent applicable, the Company has delivered or made available to the Purchaser complete and accurate copies of (i) all plan texts and agreements (as amended or modified to date),
(ii) all summary plan descriptions and similar material employee communications,
(iii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), (iv) the most recent annual and periodic accounting of plan assets, (v) the most recent determination of qualification received from the Internal Revenue Service and (vi) the most recent actuarial valuation.

          (C) With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) to the Knowledge of the Company, no event has occurred or is continuing under which the Company could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan with respect to which suits the Company could incur any material liability; (iv) all contributions and premiums due and owing to any Benefit Plan have been made or paid on a timely basis to the extent permitted by law, and no "accumulated funding deficiency", as defined in Code Section 412, has been incurred, whether or not waived; (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made have been properly recorded on the books of the Company or a Commonly Controlled Entity thereof in accordance with generally accepted accounting principles and (vi) if such Benefit Plan is intended to be qualified under Code Section 401(a), such Benefit Plan is the subject of a favorable determination of qualification from the Internal Revenue Service and a recognition of exemption from Federal income taxation under Code
Section 501(a) has been received for each such Benefit Plan and no event has occurred since the date of such determinations, including effective changes in laws or regulations or modifications to the Benefit Plans, that would adversely affect such qualification or exemption.

          (D) The Accumulated Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of post-retirement health and medical benefits for current and former employees of the Company, calculated as of December 31, 1994, on the basis of reasonable actuarial assumptions in accordance with generally accepted accounting principles, does not exceed $22,015,000.

          (E) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible pursuant to the terms of Code Section 280G.

          (F) No employee or former employee of the Company will become entitled, pursuant to the collective bargaining agreements with the Unions or otherwise, to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

          4.22  Contracts.  All of the material contracts of the Company that
                ---------
are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect in accordance with their terms. True and complete copies of all such material contracts have been delivered by the Company to the Purchaser. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect.

          4.23  Contingent Liabilities.  Except as fully reflected or reserved
                ----------------------
against in the 1994 Audited Financial Statements, or disclosed in the footnotes contained in such financial statements, the Company had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to the Company.

          4.24  No Material Adverse Change.  Except as set forth in the
                --------------------------
Disclosure Letter, since September 30, 1995: (A) the Company has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect; (B) the Company has not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect;
(C) there has been no material change in the indebtedness of the Company; (D) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock; (E) the Company has not made (nor does it propose to make) (i) any material change in its accounting methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and (F) there has been no event causing a Material Adverse Effect, nor any development that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          4.25  Finder's Fees.  Except for Jefferies & Company, Inc., no broker,
                -------------
finder or other party is entitled to receive from the Company any brokerage or finder's fee for the transactions contemplated by this Agreement as a result of the actions of the Company or any of its Affiliates.

          4.26  Investment Company.  The Company is not an "investment company"
                ------------------
within the meaning of the Investment Company Act of 1940, as amended.

          4.27  Exemption from Registration; Restrictions on Offer and Sale of
                --------------------------------------------------------------
Same or Similar Securities. Assuming the representations and warranties of the
- --------------------------
Purchaser set forth in Section 5.5 hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Shares, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any action involving a public offering within the meaning of Section 4(2) of the Act, or (C) any action that would require the registration under the Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

          4.28  Full Disclosure.  To the Knowledge of the Company, no statement
                ---------------
by the Company contained in this Agreement, the Disclosure Letter, the SEC Documents or any other documents listed in the Disclosure Letter, or any certificates, notices or consents delivered to the Purchaser in connection with the purchase and sale of the Shares at or prior to the Closing, taken as a whole, in light of the circumstances in which made, contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

      5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser hereby represents and warrants to the Company that:

          5.1  Partnership Existence and Power.  The Purchaser is a limited
               -------------------------------
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as proposed to be conducted.

          5.2  Power and Authority.  The Purchaser has the full power and
               -------------------
authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Purchaser and is a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

          5.3  No Contravention, Conflict, Breach, Etc. The execution, delivery
               ----------------------------------------
and performance of each of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) the partnership agreement or other organizational documents of the Purchaser, (B) any Law of any Governmental Authority having jurisdiction over the Purchaser or (iii) any agreement to which the Purchaser is a party.

          5.4  Consents.  No consent, approval, authorization, order,
               --------
registration, filing, or qualification of or with any (A) Governmental Authority or (B) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Purchaser for the consummation of the transactions contemplated hereby except for compliance with any applicable requirements of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) the United States Department of Transportation, the Federal Aviation Administration and the Federal Communications Commission.

          5.5  Acquisition for Own Account.  The Shares to be acquired by the
               ---------------------------
Purchaser pursuant to this Agreement are being acquired by it for its own account and with no intention of distributing or reselling the Shares in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Act, under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. The Purchaser (A) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (B) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (C) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment. The Purchaser acknowledges receipt of the SEC Documents, the Disclosure Letter and all documents delivered in accordance therewith and that it has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Shares and to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the SEC Documents. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company.

          5.6  Ownership of Common Stock.  Except as otherwise disclosed in
               -------------------------
writing to the Company prior to the execution of this Agreement, the Purchaser owns beneficially (within the meaning of Rule 13d-3 of the Exchange Act) no shares of Common Stock.

          5.7  Hart-Scott-Rodino Filing.  Neither the annual net sales nor the
               ------------------------
total assets of the Purchaser's "ultimate parent entity" as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as such terms are defined in the coverage rules promulgated under the HSR Act, exceed $10,000,000.

          5.8  Available Funds.  The Purchaser has capital that is sufficient to
               ---------------
purchase the Shares pursuant to this Agreement.

      6.  COVENANTS OF THE PARTIES.

          6.1  Shareholder Meeting; Proxy Material; Articles and Bylaws
               --------------------------------------------------------
Amendments.  The Company shall cause a meeting of its shareholders to be duly
- ----------
called and held as soon as practicable, subject to the Company's right to adjourn such meeting at any time or from time to time if in the Board of Directors' good faith judgment such action is desirable to effectuate the transactions contemplated hereunder, for the purpose of voting on (A) the approval of the purchase of the Shares by the Purchaser pursuant to the terms of this Agreement and the election of the Board of Directors following the Closing (collectively, the "Investment Proposal"), (B) the increase of the number of shares of Class A Common Stock that the Company is authorized to issue to 60 million shares and (C) transacting such other business as may properly come before the meeting or any adjournment thereof (the "Shareholder Meeting"). The Board of Directors shall recommend approval and adoption of the Investment Proposal unless the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that not taking such actions is necessary for the Board of Directors to comply with its fiduciary duties under Hawaii law, in which case Sections 9.1(C) and 9.2 shall be applicable. In connection with the Shareholder Meeting, the Company:
(A) shall promptly prepare and file with the SEC in accordance with the Exchange Act the Proxy Statement, shall use all reasonable efforts to have the Proxy Statement and/or any amendment or supplement thereto cleared by the SEC and shall thereafter mail to its shareholders as promptly as practicable the Proxy Statement; (B) shall use all reasonable efforts to obtain the necessary approvals by its shareholders of the Investment Proposal (unless the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that not taking such actions is necessary for the Board of Directors to comply with its fiduciary duties under Hawaii law, in which case Sections 9.1 and 9.2 shall be applicable); and (C) shall otherwise comply with all legal requirements applicable to such meeting. The Company shall make available to the Purchaser prior to the filing thereof with the SEC copies of the preliminary Proxy Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by the Purchaser insofar as such changes relate to any matters relating to the Purchaser or the description of the transactions contemplated by this Agreement.

          6.2  Pre-Closing Activities.  From and after the date of this
               ----------------------
Agreement until the Closing, each of the Company and the Purchaser shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement, subject to the fiduciary duties of the Board of Directors under Hawaii law, in which case Sections 9.1 and 9.2 shall be applicable. From the date hereof until the Closing, the Company shall conduct its business in the ordinary course and shall use all reasonable efforts to preserve intact its business organization and relationships with third parties and, except as otherwise provided herein, to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated by this Agreement or as permitted by Section 6.6 or as disclosed in the Disclosure Letter, without the Purchaser's prior written consent which shall not be unreasonably withheld:

               (A) the Company shall not adopt or propose (or agree to commit to) any change in the Articles or its Bylaws, except for the Articles Amendment and the Bylaws Amendment;

               (B) the Company shall not (i) enter into any loan agreement or other agreement pursuant to which the Company incurs indebtedness for borrowed money or (ii) amend any such existing agreement;

               (C) the Company shall not sell any of the assets of the Company (or the securities of entities holding the same) in one transaction or a series of related transactions (other than in the ordinary course of business of the Company);

               (D) the Company shall not acquire any assets of any other Person or Persons or acquire any equity, partnership or other interests in any other Person or Persons;

               (E) except scheduled repayments of Existing Indebtedness required to be made or repayments required to be made under the Company's revolving credit facility, the Company shall not repay, redeem or repurchase any indebtedness of the Company or any shares of capital stock of the Company;

               (F) the Company shall not enter into any transaction with any director, executive officer or Affiliate of the Company other than in the ordinary course of its business;

               (G) the Company shall not (i) grant to any employee any increase in salary or other remuneration or any increase in severance or termination pay; (ii) grant or approve any general increase in salaries of all or a substantial portion of its employees; (iii) pay or award any bonus, incentive compensation, service award or other like benefit for or to the credit of any employee except in accordance with written agreements referred to in the Disclosure Letter; or (iv) enter into any employment contract or severance arrangement with any employee or adopt or amend in any material respect any employee benefit plans except as required by law;

               (H) the Company shall not take or agree to commit to take any action that would make any representation or warranty of the Company hereunder required to be true at and as of the Closing as a condition to the Purchaser's obligations to consummate the transactions contemplated hereby, inaccurate at the Closing;

               (I) the Company shall not agree to expend, commit or otherwise obligate itself to make any capital expenditures;

               (J) the Company shall not amend or agree to amend in any respect the Aircraft Equipment Leases, the Aircraft Equipment Services Agreement, the collective bargaining agreements with the Unions or the agreements and instruments governing any material indebtedness of the Company; and

               (K) the Company shall not agree or commit to do any of the foregoing.

               6.3  Hart-Scott-Rodino.  To the extent applicable, the Company
                    -----------------
     and the Purchaser shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the HSR Act and shall use their reasonable best efforts to obtain the early termination of the waiting period thereunder.

               6.4  Access and Confidentiality.
                    --------------------------
          (A) Upon reasonable notice prior to the Closing, the Company shall afford the Purchaser and the Representatives reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by the Company to cooperate), and the Company shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or the Representatives may reasonably request, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, and provided, further, that no review pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company.

             (B) The Purchaser covenants and agrees to abide by the terms of the Confidentiality Agreement attached as Exhibit J hereto.

          6.5  Publicity.  Except as required by law, regulation or stock
               ---------
exchange requirements, neither (A) the Company or any of its Affiliates nor (B) the Purchaser or any of its Affiliates shall, without the consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (i) the Company or any of its Affiliates or (ii) the Purchaser or any of its Affiliates make any public announcement or issue any press release without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release, and in no event will the Company or any of its Affiliates or the Purchaser or any of its Affiliates make any public announcement or press release concerning the identity of the other party without the prior agreement of the other party.

          6.6  Acquisition Proposals.  From the date hereof until the earlier of
               ---------------------
the Closing or the termination of this Agreement, the Company shall not, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or Affiliates, to take) any action to: solicit or initiate the submission of any Acquisition Proposal, or, subject to the fiduciary duties of the directors of the Company under Hawaii law based upon a good faith determination by Board of Directors after taking into account the advice of counsel and independent investment advisors (as to financial terms and availability of financing) with respect thereto (in which case Sections 9.1 and
9.2 shall be applicable), enter into any agreement with respect to or propose any Acquisition Proposal or participate in any way in discussions or negotiations with, or furnish any information to, any Person (other than the Purchaser or any of its partners or officers, directors, employees, representatives, investment bankers, attorneys, accountants, other agents or Affiliates) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall give immediate telephonic notice to the Purchaser (promptly followed by written notice) of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall keep the Purchaser informed, on a current basis, of the status of any Acquisition Proposal and any negotiations or discussions relating to such a proposal.

          Except as required by law, the Company agrees that it shall not disclose to any Person any written information furnished to it by the Purchaser or any of its Representatives (including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison).

               6.7  Certificates for Shares To Bear Legends.
                    ---------------------------------------

          (A) So long as the Shares are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Shares shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER."

              (B) After the termination of the legend requirements of Section 6.7(A), the Company shall, upon the written request of the holders of the Shares and receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated (including a written opinion of outside counsel), issue certificates for such Shares that do not bear all or part of the legend described in Section 6.7(A).

          6.8  Use of Proceeds.  The net proceeds of the sale of the Shares will
               ---------------
be used by the Company as determined by the Board of Directors as constituted immediately following the Closing.

          6.9  Rights Offering.  The Purchaser agrees that as soon as
               ---------------
practicable following the Closing Date it shall use its best efforts to cause the Company to make a rights offering to such persons and with such terms and conditions as the Board of Directors as at such time constituted shall determine, but including the following (the "Rights Offering"):

          (a) Each shareholder and option holder shall be entitled to the right (a "Right") to acquire one share of Class A Common Stock for each share of Common Stock owned, or subject to an option owned, by such Person; and

          (b) Each Right shall be exercisable for twenty (20) days at a discount equal to at least 30% of the Market Price for the Class A Common Stock measured over a period of time (as determined by the Board of Directors as at such time constituted) prior to the exercise date, subject to a minimum exercise price of $1.10 per share.

          6.10  Purchaser Vote.  In the event that the vote required under the
                --------------
Articles and Hawaiian law to approve the Articles Amendment is not obtained, then the Purchaser hereby agrees that promptly following the Closing, it will deliver to the Corporate Secretary of the Company a written request that the Corporate Secretary call a special meeting of shareholders to approve the Articles Amendment, and the Purchaser further agrees that it will vote the Class A Common Stock acquired by it hereunder in favor of the Articles Amendment at such meeting of shareholders.

      7.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          The representations and warranties and all covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder and continue in effect thereafter through, to and including December 8, 1997, at which time they shall terminate except with respect to claims asserted for any breach or inaccuracy prior to December 8, 1997; provided, that following the Closing Date, the Purchaser shall have a
      --------
claim pursuant to a breach of the representation and warranty contained in
Section 4.17 only if the facts and circumstances giving rise to such breach have had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          8.  INDEMNIFICATION.

            8.1  Indemnification by the Company.  In addition to all other sums
                 ------------------------------
due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser, its partners and their respective Affiliates and the respective officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling Persons of each of the foregoing (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any legal, administrative or other actions brought by any Person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; provided, that the Company shall not be
                                      --------
liable under this Section 8.1 to an indemnified party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such indemnified party; and provided, further, that if
                                                   --------  -------
and to the extent that such indemnification is unenforceable for any reason other than the immediately preceding proviso, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party provided that each such indemnified party shall have undertaken to repay any such amounts in the event that it is finally judicially determined that the Company is not liable under this Section 8.1 for such Liabilities.

          8.2  Notification.  Each indemnified party under this Section 8 will,
               ------------
promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under Section 8, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party unless the Company is materially prejudiced thereby. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any
                                                   --------  -------
indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company which, if the Company and such indemnified party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party; provided, however, that in no
                                              --------  -------
event shall the Company be required to pay fees and expenses under this Article 8 for more than one firm of attorneys representing the indemnified parties (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions. The Company shall not be liable for any settlement of such action or proceeding effected without its prior written consent, not to be unreasonably withheld. The Company agrees that the Company will not, without the prior written consent of the Purchaser, not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other indemnified party from all Liabilities and the Purchaser and each other indemnified party are not obligated to take or forego taking any action, including the payment of money, thereunder. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, under federal and state securities laws, by separate agreement or otherwise.

          8.3  Registration Rights Agreement.  Notwithstanding anything to the
               -----------------------------
contrary in this Section 8, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

     9.  TERMINATION.

         9.1  Termination.  Subject to Section 9.2, this Agreement may be
              -----------
terminated at any time prior to the Closing:

          (A) by the Company if, after complying with Section 6.6, (i) the Company enters into a definitive agreement to effect a transaction contemplated by an Acquisition Proposal, (ii) pursuant to action of the Board of Directors, the Board of Directors accepts, or recommends to the shareholders of the Company, an Acquisition Proposal, or (iii) a tender offer or exchange offer for Voting Securities of the Company is commenced, which would result in a Change of Control, and the Board of Directors recommends that the shareholders of the Company tender their Voting Securities in such tender or exchange offer;

          (B) by the Purchaser if (i) the Company enters into a letter of intent or a definitive agreement to effect a transaction contemplated by an Acquisition Proposal, (ii) pursuant to action of the Board of Directors, the Board of Directors accepts, or recommends to the shareholders of the Company, an Acquisition Proposal, (iii) a tender offer or exchange offer for Voting Securities of the Company is commenced, which would result in a Change of Control, and the Board of Directors (a) recommends that the shareholders of the Company tender their Voting Securities in such tender or exchange offer or (b) states that it is neutral with respect to such tender or exchange offer, or (iv) a Change of Control occurs;

          (C) by the Purchaser if the Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of the sale of the Shares to the Purchaser or any of the other matters contemplated by Sections 3.1.2, 3.1.3 and 3.1.4;

          (D) by the Purchaser or the Company if the Shareholder Meeting is held to consider the transactions contemplated hereby and the shareholders fail to approve the sale of the Shares to the Purchaser or any of the other matters contemplated by Sections 3.1.2 and 3.1.4;

          (E) by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 30 days after written notice from the Purchaser; provided, however, that no
                                                 --------  -------
pending or threatened action, suit, proceeding or investigation questioning the validity of this Agreement or the Registration Rights Agreement or any action to be taken pursuant hereto or thereto or seeking to enjoin consummation of any of the transactions contemplated hereby or thereby, shall give the Purchaser any right to terminate this Agreement under this Section 9.1(E) except as set forth in paragraph (J) below;

          (F) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, which breach is incurable or has not been cured by the Purchaser within 30 days after written notice from the Company;

          (G) by the Purchaser if any one or more of the conditions to the obligation of the Purchaser to close has not been fulfilled as of the scheduled Closing Date;

          (H) by the Company if any one or more of the conditions to the obligation of the Company to close has not been fulfilled as of the scheduled Closing Date;

          (I) by the Purchaser, if the Closing shall not have occurred on or before January 31, 1996;

          (J) by the Company or the Purchaser, if any judgment, injunction, order or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree becomes final and nonappealable; provided, however,
                                                             --------  -------
that the party seeking to terminate this Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; and

          (K) by mutual written consent of the Company and the Purchaser.

       9.2  Fees and Expenses.
            -----------------

          (A) If this Agreement is terminated pursuant to Section 9.1(A), (B),
(C), (D), (E), (G), (I) or (J), then the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, pay the Purchaser a termination fee of $250,000 and reimburse the Purchaser for all of the Transaction Expenses of the Purchaser and its Affiliates (up to a maximum amount of $400,000); provided, that notwithstanding the foregoing, in connection
                     --------
with this Section 9.2(A) only, with respect to a termination of this Agreement pursuant to Section 9.1(I) or (J), if the facts or circumstances giving rise to the right of a party to terminate this Agreement pursuant to either such Section were beyond the reasonable control of the Company, then the Company shall not be obligated to pay to the Purchaser the $250,000 termination fee provided for in this Section 9.2(A).

          (B) In the event that prior to November 6, 1996 the Company consummates any transaction described in the definition of "Acquisition Proposal" or a series of such transactions or consummates a Successor Transaction, then the Company shall pay to the Purchaser a termination fee, not to exceed $750,000 equal to (x) 5% of the aggregate consideration (which shall not include the proceeds of loans made to, or debt securities issued by, the Company in connection with such transaction unless such loans or debt securities are convertible into or exchangeable for equity securities or are issued together with equity securities or warrants or similar rights to acquire equity securities) received by the Company or its shareholders in any such transaction or series of transactions if such consideration is received on or prior to May 6, 1996 and (y) 2-1/2% of the aggregate consideration received by the Company or its shareholders after May 6, 1996 and on or prior to November 6, 1996.

          (C) If (B) is applicable, the Purchaser may elect to receive all or a portion of the termination fee in the form of Class A Common Stock valued at $1.10 per share (the "Valuation Price"). The following provisions shall be applicable to such election:

            (i) The Purchaser shall make its election within 30 days of the consummation of the transaction giving rise to the termination fee, by giving notice to the Company (the "Election Notice") of the Purchaser's election to receive all or a portion of the termination fee in the form of Class A Common Stock and the number of shares so elected ("Stock Election") or to receive the termination fee entirely in cash. In the absence of any election Notice, the Purchaser shall be deemed to have elected to receive the termination fee entirely in cash.

            (ii) If the Stock Election is made, the Company shall deliver to the Purchaser a certificate or certificates representing the number of shares referred to in the Stock Election, and the remainder of the termination fee in cash.

            (iii) Prior to the issuance of the shares pursuant to the Stock Election, the Company shall have taken all necessary corporate action to authorize the issuance of the shares of Class A Common Stock issued pursuant to the Stock Election, all of which, upon such issuance and delivery will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights or options or other rights of any kind.

            (iv) The Purchaser will acquire the shares issued pursuant to the Stock Election for investment purposes only and not with a view to any public resale or distribution thereof in violation of, and will not sell any such shares except in compliance with, the Securities Act of 1933, as amended (the "1933 Act"). If the Company effects a registration of Class A Common Stock for its own account or for any other shareholder of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Purchaser to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included. Such registration shall be effected at the Company's expense, except for underwriting discounts and commissions, and fees and expenses of the Purchaser's counsel.

          (v) In the event of any change in the number of issued and outstanding shares of Class A Common Stock by reason of any stock dividend, split-up, merger, recapitalization, reclassification, combination or other change in the capital stock of the Company, the number and kind of shares referred to in the Stock Election and the Valuation Price shall be appropriately adjusted to restore to the Purchaser its rights to the termination fee.

          (D) In the event that any party (the "plaintiff") brings a legal action against any other party (the "defendant") for the collection of any termination fees or Transaction Expenses under this Section 9.2 and thereafter the plaintiff collects any portion of such fees or Transactions Expenses from the defendant, the defendant shall also reimburse the plaintiff for all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation, incurred by the plaintiff in connection with such legal action.

          (E) All amounts payable in cash under this Section 9.2 shall be paid in immediately available funds to an account or accounts designated by the relevant party.

          9.3  Effect of Termination.  If this Agreement is terminated pursuant
               ---------------------
to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (A) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, then such party shall be required to pay only the liquidated damages specified in Section 9.2 and (B) that the representation contained in Section
4.25 (Finder's Fee) and the covenants and agreements contained in Sections 6.4(B) (Confidentiality), 6.5 (Publicity), 8.1 (Indemnification), 8.2, 9.2 (Termination), 9.3 and 10 shall survive the termination hereof.

     10.  MISCELLANEOUS.

          10.1  Performance; Waiver.  The provisions of this Agreement may be
                -------------------
modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by
(A) prior to the Closing, the Company and the Purchaser and (B) after the Closing, (i) with respect to this Section 10.1, the Company (with the approval of a majority of the Disinterested Directors who are not partners of the Purchaser, or the Purchaser General Partner or officers, directors or employees of any of the foregoing and including in such majority one Unaffiliated Director), and (ii) with respect to all other Sections of this Agreement, the Company (with the approval of a majority of the Disinterested Directors) and the Purchaser. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself unless the waiver specifically so states.

          10.2  Successors and Assigns.  All covenants and agreements contained
                ----------------------
in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto;

provided, however, that the rights and obligations of either party hereto may
- --------  -------
not be assigned (other than by the Purchaser to an Affiliate of the Purchaser ) without the prior written consent of the other party. Each such assignment shall be made by such assignee and assignor, as the case may be, and the Company executing an agreement pursuant to which the assignee shall expressly agree to become a party to this Agreement and to be bound by the terms of this Agreement.

          10.3  Notices.  All notices or other communications given or made
                -------
hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

                    If to the Company:

                              Hawaiian Airlines, Inc.
                              3376 Koapaka Street
                              Honolulu, Hawaii  96819
                              Telecopy:  (808) 835-3690
                              Attention:  General Counsel

                    with a copy to:

                              Gibson Dunn & Crutcher
                              333 South Grand Avenue
                              Los Angeles, California  90071-3197
                              Telecopy:   (212) 229-7520
                              Attention:  Ronald S. Beard, Esq.

                    If to the Purchaser:

                              Airline Investors Partnership, L.P.
                              885 Third Avenue
                              34th Floor
                              New York, New York  10022
                              Telecopy:   (212) 751-9501
                              Attention:  John Adams and Richard Conway

                    with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York  10019-6064
                              Telecopy:   (212) 757-3990
                              Attention:  Judith R. Thoyer, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

          10.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                   10.5 Severability. If any term, provision, covenant or
                        ------------
restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Company and the Purchaser directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

                   10.6 Headings; Interpretation. The index and section headings
                        ------------------------
herein are for convenience only and shall not affect the construction hereof. References to sections means sections of this Agreement unless the context otherwise requires. References to herein or hereof mean this Agreement.

                   10.7  Entire Agreement. This Agreement (together with the
                         ----------------
Exhibits hereto) embodies the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda between the Company and the Purchaser, or between or among any agents, representatives, parents, Subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof (including, without limitation, the Letter Agreement dated November 6, 1995 between the Company and Airline Investors Partnership).

                   10.8 No Third Party Rights. Except for the indemnified
                        ---------------------
parties, directors and officers described in Article 8 and the rights of such Persons expressly created under Article 8, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any shareholder or debtholder of the Company or any limited partner of the Purchaser) other than the parties hereto.

                   10.9 Counterparts. This Agreement may be executed in
                        ------------
counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                  HAWAIIAN AIRLINES, INC.

                                  By:   /s/ Bruce R. Nobles
                                     ---------------------------
                                       Name:  Bruce R. Nobles
                                       Title: President


                                  By:  /s/ Rae A. Capps
                                     ---------------------------
                                     Name:    Rae A. Capps
                                     Title:   Vice President and General Counsel


                                  AIRLINE INVESTORS PARTNERSHIP, L.P.

                                  By:  AIP GENERAL PARTNER, INC., its
                                       general partner


                                  By:  /s/ John W. Adams
                                     ---------------------------
                                     Name:   John W. Adams
                                     Title:  President